AZZ incorporated Reports Results for the Fourth Quarter and Fiscal-Year 2010, Signs Agreement to Acquire North American Galvanizing, and Dividend Declared

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

April 1, 2010 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and twelve-month periods ended February 28, 2010. Revenues for the fourth quarter were $84.9 million, compared to $100.3 million, a decrease of 15 percent from the comparable period last year. Net income was $8 million, or $0.64 per diluted share, compared to net income of $10 million or $0.81 per diluted share, in last year’s fiscal fourth quarter.

Backlog at the end of the fourth quarter was $109.9 million, compared to $131.8 million at the end of the previous quarter and $174.8 million for the fourth quarter of last year.  Incoming orders for the fourth quarter totaled $62.9 million while shipments for the quarter totaled $84.9 million, resulting in a book to ship ratio of 74 percent for the quarter.  Based upon current customer requested delivery dates and our planned production schedule, 87 percent of our backlog is expected to ship in fiscal 2011.  Of our $109.9 million backlog, 47 percent is to be delivered outside of the U.S.

For the 2010 fiscal year, revenues decreased 13 percent to $357 million, compared to $412.4 million for the prior year. Net income for the year was $37.7 million, or $3.02 per diluted share, compared to $42.2 million, or $3.43 per diluted share for the comparable twelve-month period last year. Incoming orders for the twelve-month period were $292.1 million, while fiscal year revenues totaled $357 million, resulting in a book to ship ratio of 82 percent.

Revenues for the Electrical and Industrial Products Segment were $48.9 million for the fourth quarter, compared to $59.9 million in the previous year’s fourth quarter, a decrease of 18 percent. Operating income for this segment was $9.1 million, compared to $10.8 million in the fourth quarter of last year. Operating income margins for the fourth quarter of 19 percent compare favorably to the margins of 18 percent in the prior year.  For the fiscal year ended February 28, 2010 revenues decreased 10 percent to $203.5 million and operating income was $40.8 million, compared to the $225.8 million and $39 million, respectively, in the prior fiscal year.  Operating income margins for the fiscal year improved to 20 percent from the margins of 17 percent in the prior fiscal year.

David H. Dingus, president and chief executive officer, commented, “Our fourth quarter incoming orders reflected a continuation of lower release of orders due to economic and regulatory uncertainty.  Additionally our fourth quarter historically has been a weaker quarter for incoming orders. While our quotation level continued at a pace that would historically result in a greater backlog, the release of orders for new and existing projects remained sluggish.  Based upon this quotation level and discussion with our customers, we do believe that the backlog has leveled and that we should begin to see some modest improvements in the new fiscal year.  We still believe that the prospects are somewhat healthier in the second half of our fiscal year.  Operationally we continued to effectively execute on our orders.  This is reflected in the strong margins for the fourth quarter and the fiscal year just completed.  As we go forward, we continue to monitor closely our market opportunities and our operating structure due to the changing and challenging market conditions.     Our challenge is to continue to succeed in our efforts to expand our served markets and increase our product offerings, while maintaining our strong operating performance and management of our cost/price ratios consistent with our historical practices.  As we have done in prior cycles, we believe this is an opportune time to add new products and services, whether through internal development or acquisition.  Additionally it is an excellent opportunity to further strengthen our organization and fine tune our operating procedures in order for us to be extremely well poised to capitalize on the improving long term demand for our products.”

Revenues for the Company’s Galvanizing Service Segment were $36 million for the fourth quarter, compared to $40.4 million in the previous year’s comparable quarter, a decrease of 11 percent. Operating income was $9.2 million in the fourth quarter as compared to $11.2 million in the same quarter last year.  Operating income margins for the fourth quarter were 26 percent versus 28 percent in same period last year.  For the fiscal year, revenues decreased 18 percent to $153.6 million and operating income was $44.8 million, compared to $186.6 million and $53.2 million, respectively, for the prior fiscal year.  Operating margins were 29 percent for fiscal 2010 unchanged from the 29 percent in the prior fiscal year.

Mr. Dingus continued, “Shipments for the fiscal year decreased 11 percent and pricing was down 7 percent, again a reflection of economic conditions.  Demand for galvanizing services in the fourth quarter varied across our served markets and in addition to the economic downturn, we were adversely impacted by severe weather conditions in many of our locations during the fourth quarter.  These weather conditions impacted us and our customers thus lowering overall demand.  Despite the market volatility margins were extremely strong for both the fourth quarter and fiscal year.  As we look forward we believe that our markets will reflect modest improvement in our new fiscal year.  This market improvement combined with the benefits from the territory and customer expansion brought about by the proposed acquisition of North American Galvanizing, will enhance AZZ’s position as the market leader in this dynamic market.  The combined organizations galvanize in excess of 1 billion pounds of steel in the first full year of operation.  The effective execution of our business strategies, assimilation of acquisitions, capitalizing on our market opportunities, and strong margin performance has very positively contributed to our Fiscal 2010 results and should continue in the future.

The strength of our balance sheet should facilitate the execution of our business strategies for both segments of the company.”

Mr. Dingus concluded, “On January 15, 2010, the company issued projections for Fiscal 2011 that revenues would be in the range of $310 to $330 million and that fully diluted earnings per share would be in the range of $1.85 to $2.20.  Based upon the evaluation of information currently available to management, our revenue and earnings guidance remains unchanged from that issued in January.  Should we be successful in the completion of our proposed acquisition of North American Galvanizing, we will issue and revise our revenue and earnings guidance which would reflect the number of months of operation in the new fiscal year, and one time transaction and assimilation expenses.  The acquisition will be funded from AZZ’s cash on hand and its existing credit facility.  Incremental revenues for the first 12 months of consolidation of North American Galvanizing are expected to be in the range of $65 million to $75 million and we project that it will be accretive to earnings immediately. Exclusive of transaction and assimilation costs, we would anticipate that within the first twelve months of operation the EBIT would be in the range of $12 million to $15 million. Our estimates for our existing business and those projections for North American Galvanizing assume that we will not have any appreciable change in our current market conditions, significant delays in the delivery or timing in the receipt of orders of our electrical and industrial products, and that the pricing and demand for galvanizing services will not significantly change from our current outlook in fiscal 2011.”

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal 2010, and the acquisition of North American Galvanizing, at 11:00 A.M. Eastern on Monday April 5, 2010.  Interested parties can access the call at (800) 860-2442 or (412) 858-4600 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (877) 344-7529, or (412) 317-0088 (international) confirmation #438980, or for 30 days at www.azz.com/AZZinvest.htm.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared 25 cents per share cash dividend on common stock outstanding.  The dividend will be paid at the close of business on April 30, 2010 to shareholders of record on April 15, 2010.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements contained in this press release about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects, “ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between AZZ incorporated and North American Galvanizing and Coatings, Inc. (“NGA”) (the “merger “Agreement”), (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the Merger Agreement, (3) the inability to complete and part of the transaction due to the failure to satisfy other conditions, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the transaction. In addition, this release may contain forward-looking statements that involve risks and uncertainties including, but are not limited to, changes in customer demand and response to products and services offered by AZZ or NGA, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ or NGA serve, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in the AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date of this press release and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$84,863	$100,286	$357,030	$412,364
Costs and Expenses:
Cost of Sales	61,232	72,167	247,384	299,012
Selling, General and Administrative	9,665	10,676	43,417	43,221
Interest Expense	1,692	1,686	6,838	6,170
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	25	(361)	(93)	(1,509)
Other (Income)	(435)	(74)	(899)	(1,440)
	$72,179	$84,094	$296,647	$345,454

Income before income taxes	$12,684	$16,192	$60,383	$66,910
Income Tax Expense	4,718	6,225	22,655	24,704
Net income	$7,966	$9,967	$37,728	$42,206
Net income per share
Basic	$.64	$.82	$3.07	$3.48
Diluted	$.64	$.81	$3.02	$3.43

Diluted Average Shares Outstanding	12,497	12,279	12,476	12,302

Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$48,881	$59,872	$203,457	$225,797
Galvanizing Services	35,982	40,414	153,573	186,567
	$84,863	$100,286	$357,030	$412,364

Segment Operating Income (a):
Electrical and Industrial Products	$9,088	$10,811	$40,803	$38,952
Galvanizing Services	9,209	11,223	44,843	53,183
Total Segment Operating Income	$18,297	$22,034	$85,646	$92,135

Condensed Consolidated Balance Sheets
(in thousands)

	February 28, 2010	February 28, 2009
	(unaudited)	(unaudited)

Assets:
Current assets	$207,453	$182,023
Net property, plant and equipment	87,364	87,667
Other assets, net	87,144	85,025
Total assets	$381,961	$354,715

Liabilities and shareholders’ equity:
Current liabilities	$43,628	$58,371
Long term debt due after one year	100,000	100,000
Other liabilities	10,467	9,232
Shareholders’ equity	$227,866	$187,112
Total liabilities and shareholders’ equity	$381,961	$354,715

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	February 28, 2010	February 28, 2009
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$82,630	$60,196
Net cash provided by (used in) investing activities	$(18,513)	$(112,811)
Net cash provided by (used in) financing activities	$(1,014)	$98,104
Effect of exchange rate changes on cash	$(54)	$(158)
Net increase in cash and cash equivalents	$63,049	$45,331
Cash and cash equivalents at beginning of period	$47,558	$2,227
Cash and cash equivalents at end of period	$110,607	$47,558

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